Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
TYLER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Title of securities to be registered	Fee Calculation Rule	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Fee Rate	Amount of registration fee (2)
Equity	Common Stock, $0.01 par value	Rule 457 (c) and (h)	4,600,000	$483.45	$2,223,870,000	0.00014760	$328,243.21
Total Offering Amounts					$2,223,870,000		$328,243.21
Total Fee Offsets							—
Net Fee Due							$328,243.21
(1)Represents the additional shares of Common Stock authorized for issuance under the Tyler Technologies, Inc. Amended and Restated 2018 Stock Incentive Plan (the “Amended and Restated 2018 Plan”). See “Explanatory Note.” Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), shares issuable upon any stock split, stock dividend, or similar transaction with respect to these shares are also being registered hereunder.
(2)Estimated solely for the purpose of calculating the registration fee, which has been computed in accordance with Rules 457(c) and (h) of the Securities Act, based on the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on May 13, 2024.